EXHIBIT 2.1


                            AIRCRAFT SALES AGREEMENT


         This Aircraft Sales Agreement (as amended, modified and/or supplemented from time to time, this "Agreement"), dated as of August 12, 2003, is among Wachovia Bank, National Association, not in its individual capacity, but solely in its capacity as trustee of the Trust hereinafter referred to (in such capacity as Trustee, the "Seller"), with an office at 920 King Street, Suite 102, Wilmington, Delaware 19801, Airlease Ltd., a California limited partnership, with an office at 555 California Street, 4th Floor, San Francisco, CA 94104 (the "Owner Participant"), and OLSF, L.L.C., a Delaware limited liability company with offices at 13000 NW 45th Avenue, Opa Locka, Florida 33054 (the "Buyer").

                                    RECITALS
         A. Seller is a successor in interest to Meridian Trust Company, as trustee of the trust (the "Trust") created pursuant to that certain Trust Agreement, dated July 10, 1986 (as amended, supplemented and/or otherwise modified to the date hereof, the "Trust Agreement"), originally entered into among Airlease Ltd, as owner participant, Meridian Trust Company, as trustee, and Airlease Management Services, Inc., as agent.

         B. Seller desires to sell all of its right, title and interest (held by Seller on behalf of the Trust) in and to three (3) McDonnell Douglas Model DC-9-Series 80 aircraft, together with each aircraft's installed engines and each aircraft's related manuals and records, all as more particularly described herein.

         D. Buyer desires to purchase each Aircraft (as defined below) and the related Engines (as defined below) and Data (as defined below).

         NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties agree as follows:

         1. SUBJECT MATTER OF SALE.

                  (A) (i) One (1) McDonnell Douglas Model DC-9-Series 80 aircraft, consisting of an airframe, including any and all avionics, appliances, parts, furnishings, instruments, accessories and other equipment installed therein or thereon, and two (2) Pratt & Whitney Model JTD8-217 Turbofan engines (the "Aircraft One Engines"), all of which constitute "Aircraft One" which is more fully described on Exhibit A attached hereto and incorporated herein by this reference; (ii) One (1) McDonnell Douglas Model DC-9-Series 80 aircraft, consisting of an airframe, including any and all avionics, appliances, parts, furnishings, instruments, accessories and other equipment installed therein or thereon, and two (2) Pratt & Whitney Model JTD8-217 Turbofan engines (the "Aircraft Two Engines"), all of which constitute "Aircraft Two" which is more fully described on Exhibit A; and (iii) One (1) McDonnell Douglas Model DC-9-Series 80 aircraft, consisting of an airframe, including any and all avionics, appliances, parts, furnishings, instruments, accessories and other equipment installed therein or thereon, and two (2) Pratt & Whitney Model JTD8-217 Turbofan engines (the "Aircraft Three Engines"), all of which constitute "Aircraft Three" which is more fully described on Exhibit A (Aircraft One, Aircraft Two and Aircraft Three are sometimes hereinafter collectively referred to as the "Subject Aircraft" and individually referred to as an "Aircraft"; and Aircraft One Engines, Aircraft Two Engines, and Aircraft Three Engines are sometimes hereinafter collectively referred to as the "Engines" and individually as an "Engine"); and


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                  (B) All flight, engineering and maintenance manuals, drawings, documents and other data pertaining to an Aircraft (the "Manuals") and all operational and maintenance records, if any, pertaining to an Aircraft (the "Records") in the possession or control of Seller. The Manuals and the Records for an Aircraft are sometimes referred to herein collectively as the "Data".

         2. DEPOSIT; PRICE AND PAYMENT; ADJUSTMENT

                  (A) As a security deposit with respect to Buyer's obligations to purchase the Subject Aircraft, Buyer has previously paid to Seller a deposit in an amount equal to ONE HUNDRED THOUSAND U.S. DOLLARS (US $100,000.00) (the "Deposit"). The Deposit shall be held initially to secure the timely purchase of Aircraft One (and the related Data) in accordance with the provisions hereof. Following the First Closing (as hereinafter defined), the Deposit shall then be held to secure the timely purchase of Aircraft Two (and the related Data) in accordance with the provisions hereof. Following the Second Closing (as hereinafter defined), the Deposit shall be held to secure the timely purchase of Aircraft Three (and the related Data) in accordance with the provisions hereof. Under no circumstances shall the deposit be credited to the purchase of Aircraft One (and the related Data) and/or Aircraft Two (and the related Data); provided that, in the event that Aircraft One (and the related Data) and Aircraft Two (and the related Data) have been delivered by Seller and purchased by Buyer in accordance with the provisions hereof, then the Deposit shall be credited toward the purchase price of Aircraft Three (and the related Data). Subject to clause
(ii) of this Section 2(A), if Final Acceptance (as hereinafter defined) has occurred with respect to the Subject Aircraft, the Deposit shall automatically and without further action become the sole property of Seller in the event that Buyer shall fail to purchase Aircraft One (and the related Data), Aircraft Two (and the related Data) and/or Aircraft Three (and the related Data) in accordance with the provisions hereof. The Deposit shall only be refundable to Buyer in the following circumstances:

                           (i) prior to the First Closing, Seller and/or Owner Participant fails to obtain all necessary approvals regarding the transactions contemplated by this Agreement under the Trust Agreement and the agreements, documents and instruments related thereto (collectively, the "Trust Documents") and/or under their respective organizational documents; or

                           (ii) all of the Aircraft remaining to be purchased hereunder are lost or destroyed as specified in Section 11(B) hereof; or

                           (iii) Seller fails to satisfy the conditions set forth in Section 4(B)(v) hereof with respect to the last Aircraft to be delivered hereunder.

                  (B) The sales price (the "Sales Price") for each of the Subject Aircraft is the sum of: (i) ONE MILLION TWO HUNDRED THOUSAND U.S. DOLLARS (US $1,200,000.00) plus (ii) the amount of any and all applicable taxes. The Sales Price for each of the Subject Aircraft shall be payable at the related Closing and shall be paid by bank wire transfer of immediately available federal funds according to the following wire transfer instructions:

                  Bank of America, N.A.
                  ABA # 121000358
                  Account # 12331-34432
                  Account of Airlease Ltd.


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3. INSPECTION OF THE SUBJECT AIRCRAFT.

                  (A) Buyer's obligation to purchase each Aircraft hereunder is subject to Buyer having inspected such Aircraft and the related Data ("Inspection") at its own expense and finding the same satisfactory in its own discretion (which satisfaction with respect to each Aircraft and the related Data shall be referred to as "Final Acceptance"). Buyer acknowledges and agrees that: (i) it has completed Inspection of each Aircraft and the related Data; and
(ii) it hereby gives Final Acceptance regarding each Aircraft and the related Data.

                  (B) Each Aircraft will be in the following condition at the time of Inspection and Delivery to the Buyer:

                           (i) Each Aircraft shall have installed the full complement of its related Engines and all other loose equipment as identified at the Inspection;

                           (ii) Each Aircraft's Engine, APU and landing gear shall have full and complete back-to-birth historical records;

                           (iii) Each Aircraft's Engine shall have passed a comprehensive borescope inspection performed by Buyer or Buyer's designated representative(s) at Buyer's sole cost and expense; and

                           (iv) Each Aircraft shall be registered with the FAA and shall have a Certificate of Airworthiness (but need not be in airworthy condition).

         4. CLOSING AND DELIVERY OF EACH AIRCRAFT.

                  (A) Closing and Delivery for each of the Subject Aircraft shall be as follows:

                           (i) Closing and Delivery for Aircraft One and the related Data shall be on the date hereof (the "First Closing");

                           (ii) Closing and Delivery for Aircraft Two (and the related Data) shall be on the date which is one hundred twenty (120) days following the date of the First Closing (or, if such date is not a business day, on the next succeeding business day) or on such other date as shall be mutually agreed to between Seller and Buyer (the "Second Closing"); and

                           (iii) Closing and Delivery for Aircraft Three (and
                                 the related Data) shall be on the date which is one hundred twenty (120) days following the date of the Second Closing (or, if such date is not a business day, on the next succeeding business day) or on such other date as shall be mutually agreed to between Seller and Buyer (the "Third Closing"; the First Closing, the Second Closing and the Third Closing are sometimes hereinafter collectively referred to as, the "Closings" and, individually as a "Closing");

PROVIDED that Buyer shall have the option, in its sole discretion, of purchasing any of the Subject Aircraft (and the related Data) prior to such Aircraft's scheduled Closing upon five (5) days prior written notice to Seller; PROVIDED


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FURTHER that in no event may (1) Aircraft Two and Aircraft Three be purchased prior to Aircraft One and/or (2) Aircraft Three be purchased prior to Aircraft Two.

                  (B) As conditions precedent to each of the Closings, all of the following shall have occurred prior to each respective Closing:

                           (i)   [INTENTIONALLY OMITTED];

                           (ii) (a) Seller shall have received, on or before the First Closing, an opinion of Buyer's counsel regarding those matters of corporate authority and this Agreement which are usual and customary in similar transactions, in form and substance acceptable to Seller and Owner Participant; and (b) Buyer shall have received a similar opinion from counsel to Owner Participant;

                           (iii) Seller shall have received, on or before the
                                 First Closing, a guaranty from GA Telesis
                                 Turbine Technologies, L.L.C., a Florida
                                 limited liability company ("Guarantor"), guarantying Buyer's obligations under this Agreement and any other agreements, documents and instruments related thereto;

                           (iv) No later than the First Closing, Buyer, Seller and Owner Participant shall have obtained all required approvals relating to the transactions contemplated hereby under their respective organizational documents and under the Trust Documents (as applicable); and

                           (v) (1) There shall have occurred no material adverse change in the applicable Aircraft since the Final Inspection; (2) the applicable Aircraft shall be free and clear of any liens, charges and encumbrances; and
                                 (3) Seller shall have provided Buyer a
                                 statement of non-incident from the last FAR
                                 Part 121 operator and any subsequent storage provider concerning the applicable Aircraft.

                  (C) At each Closing, Buyer shall take delivery of the applicable Aircraft (and the related Data) at Lake City, Florida or at such other place as Seller and Buyer may agree and all of the conditions set forth in
Section 4(B)(v) shall have been satisfied (with respect to each of the Subject Aircraft, a "Delivery").

                  (D) Prior to each Closing, Seller shall place in escrow with Crowe & Dunlevy, Oklahoma City, OK an FAA Bill of Sale Form 8050-2 in favor of Buyer for the applicable Aircraft, and Buyer shall place in escrow an FAA Form 8050-1, Application for Aircraft Registration, or a letter requesting deregistration, as the case may be, for the applicable Aircraft in the name of Buyer.

                  (E) Each Closing shall be held by conference call. At each Closing, (i) Buyer shall execute and deliver to Seller (a) an Acknowledgement of Receipt and Acceptance of Aircraft for the applicable Aircraft in substantially the form of Exhibit B attached hereto and incorporated herein by this reference, and (b) an Officer's Certificate of Representations and Warranties in substantially the form of Exhibit C attached hereto and incorporated herein by this reference, (ii) Owner Participant shall execute and deliver an Officer's Certificate of Representations and Warranties in substantially the form of Exhibit D attached hereto and incorporated herein by this reference, (iii) Seller shall execute and deliver an Officer's Certificate of Representations and


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Warranties in substantially the form of Exhibit E attached hereto and incorporated herein by this reference, (iv) Guarantor shall execute and deliver an Officer's Certificate of Representations and Warranties in substantially the form of Exhibit F attached hereto and incorporated herein by this reference,
(vi) Buyer shall wire transfer the Sales Price for the applicable Aircraft and the related Data in accordance with Section 2(B) hereof or otherwise as Seller shall instruct in writing, and (vii) Seller shall cause Crowe & Dunlevy (or such other firm as is reasonably acceptable to Seller and Buyer) to issue a confirmation to Buyer regarding the lien search with respect to the applicable Subject Aircraft.

                  (F) Upon confirmation of the receipt of such funds for a Closing, Seller shall deliver to Buyer, for the applicable Aircraft, a Long Form Bill of Sale in substantially the form of Exhibit G attached hereto and incorporated herein by this reference, and shall instruct Crowe & Dunlevy to record the FAA Bill of Sale Form 8050-2 for the applicable Aircraft with the Federal Aviation Administration ("FAA") along with Buyer's Application for Aircraft Registration or a letter requesting deregistration, as the case may be.

                  (G) Upon Closing and Delivery of an Aircraft, all risk of loss, damage or destruction of such Aircraft shall pass to Buyer.

         5. REPRESENTATIONS AND WARRANTIES OF SELLER.

                  (A) Seller hereby warrants to Buyer that, at the time of Delivery of each Aircraft and its related Data, such Aircraft shall be subject to no mortgage, pledge, lien, charge or other encumbrance arising by, through or under Seller.

                  EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 5, EACH AIRCRAFT AND THE RELATED DATA (INCLUDING, BUT NOT LIMITED TO, SUCH AIRCRAFT'S MAINTENANCE RECORDS) ARE BEING SOLD OR FURNISHED HEREUNDER IN "AS IS, WHERE IS" CONDITION, AND SELLER MAKES NO WARRANTIES, GUARANTIES, OR REPRESENTATIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH REGARD TO EACH AIRCRAFT OR ITS RELATED DATA, INCLUDING, BUT NOT LIMITED TO, CONDITION OR AIRWORTHINESS OF EACH AIRCRAFT AND TITLE THERETO, AND BUYER HEREBY WAIVES ALL REMEDIES, WARRANTIES OR LIABILITIES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE WITH RESPECT TO EACH AIRCRAFT OR ITS RELATED DATA SOLD OR FURNISHED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, (1) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (2) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, (3) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM SELLER'S NEGLIGENCE, ACTUAL OR IMPUTED, (4) ANY PATENT INFRINGEMENT, (5) ANY LATENT DEFECT, AND (6) ANY OBLIGATION, LIABILITY, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO ANY AIRCRAFT, FOR LOSS OF USE, REVENUE OR PROFIT WITH RESPECT TO EACH AIRCRAFT, FOR ANY LIABILITY OF BUYER TO ANY THIRD PARTY, OR FOR ANY OTHER DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

         6. REPRESENTATIONS AND WARRANTIES OF BUYER.

                  Buyer represents and warrants to Seller and Owner Participant as follows:


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                  (A) Buyer is a limited liability company duly organized,
existing and in good standing under the laws of Delaware and is duly qualified to do business in all jurisdictions in which it is required to be so qualified.

                  (B) Buyer has the full power, authority and legal right to execute, deliver and perform the terms of this Agreement. This Agreement has been duly authorized by all necessary limited liability company action of Buyer and constitutes the valid and binding obligation of Buyer. There is no law and no charter, operating agreement, or preference membership provision pertaining to Buyer, and no provision in any existing mortgage, indenture, contract or agreement which will be contravened by the execution, delivery or performance by Buyer of the terms of this Agreement.

                  (C) No consent of the members, or any trustee or holder of indebtedness, of Buyer or of a party to any agreement binding on Buyer is or will be required as a condition to the validity of this Agreement.

                  (D) There is no litigation, tax claim, proceeding or dispute, including, but not limited to, any proceeding, voluntary or involuntary, under any bankruptcy, reorganization, insolvency or moratorium law, or any other law for the relief of debtors, which is pending, or to Buyer's knowledge, threatened, contemplated, or reasonably foreseeable, against Buyer or affecting Buyer or its property, the determination of which might materially and adversely affect its financial condition or operations or materially impair its ability to perform its obligations under this Agreement.

                  (E) Buyer shall duly obtain any and all government consents and approvals and give all notices required by any government entity in connection with the execution, delivery and performance of this Agreement by Buyer.

                  (F) Upon delivery of the FAA Bill of Sale Form 8050-2 for an Aircraft in favor of Buyer, Buyer will be entitled to cause the registration of such Aircraft in Buyer's name at the FAA.

         7. REPRESENTATIONS AND WARRANTIES OF OWNER PARTICIPANT; REPRESENTATIONS AND WARRANTIES OF SELLER.

                  (A) Owner Participant represents and warrants to Buyer and Seller as follows:

                           (i) Owner Participant is a limited partnership duly
organized and validly existing and in good standing under the laws of the State of California. As of the date of this Agreement, the Owner Participant is the sole "Owner Participant" under the Trust.

                           (ii) Owner Participant has the power, authority and
legal right to execute, deliver and perform under the terms of this Agreement and the execution, delivery and performance of this Agreement have been duly authorized by Owner Participant by all necessary partnership action.

                           (iii) No consent of the partners, or any trustee or
holder of indebtedness, of Owner Participant or of a party to any agreement binding on Owner Participant is or will be required as a condition to the validity of this Agreement.

                           (iv) There is no litigation, tax claim, proceeding or
dispute, including, but not limited to, any proceeding, voluntary or involuntary, under any bankruptcy, reorganization, insolvency or moratorium law, or any other law for the relief of debtors, which is pending, or to Owner


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Participant's knowledge,  threatened,  contemplated,  or reasonably foreseeable, against Owner Participant or affecting Owner Participant or its property, the determination of which might materially and adversely affect its operations or materially impair its ability to perform its obligations under this Agreement.

                           (v) Owner Participant shall duly obtain any and all
government consents and approvals and give all notices required by any government entity in connection with the execution, delivery and performance of this Agreement by Owner Participant.

                  (B) Seller represents and warrants to Buyer and Owner Participant as follows:

                           (i) Seller is a banking association duly organized
and validly existing under the laws of its jurisdiction of organization.

                           (ii) Seller has the power, authority and legal right
to execute, deliver and perform under the terms of this Agreement and the execution, delivery and performance of this Agreement have been duly authorized by Seller by all necessary corporate or other action.

                           (iii) No consent of any trustee or holder of
indebtedness of Seller or of a party to any agreement binding on Seller is or will be required as a condition to the validity of this Agreement.

                           (iv) There is no litigation, tax claim, proceeding or
dispute, including, but not limited to, any proceeding, voluntary or involuntary, under any bankruptcy, reorganization, insolvency or moratorium law, or any other law for the relief of debtors, which is pending, or to Seller's knowledge, threatened, contemplated, or reasonably foreseeable, against Seller or affecting Seller or its property, the determination of which might materially and adversely affect its operations or materially impair its ability to perform its obligations under this Agreement.

                           (v) Seller shall duly obtain any and all government
consents and approvals and give all notices required by any government entity in connection with the execution, delivery and performance of this Agreement by Seller.

         8. TRUSTEE'S AUTHORITY TO EXECUTE AND PERFORM.

                  The Owner Participant hereby authorizes and directs Seller to
(A) execute and deliver this Agreement and all other agreements, documents, instruments and certificates (collectively, the "Related Documents") contemplated by this Agreement, (B) take whatever action shall be required to be taken by Seller by the terms of and subject to the terms of this Agreement and the Related Documents and exercise its rights and to perform its duties under this Agreement and the Related Documents, and (C) take such other action in connection with the foregoing as the Owner Participant may from time to time direct in writing.

         9.       INDEMNITY.

                  (A) From and after the Closing with respect to an Aircraft, Buyer agrees to indemnify, save and hold harmless, Seller and Owner Participant, as well as their respective affiliates, officers, agents and employees, from and against any and all claims and liabilities of any type whatsoever, including, without limitation, damage to or loss of any property (including such Aircraft) or injuries to or death of any person whomsoever arising from and after such Closing, arising out of or connected in any way with (i) Data provided hereunder, or the condition, operation or maintenance of such Aircraft, or (ii)


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the ownership, use, condition, operation, maintenance and disposition by Buyer, its successors, assigns or agents of such Aircraft or its related Data sold or furnished hereunder, in each case, other than claims or liabilities arising solely by virtue of the gross negligence or willful misconduct of the party to be so indemnified.

                  (B) Prior to the Closing with respect to an Aircraft, Owner Participant agrees to indemnify, save and hold harmless, Buyer, as well as its respective affiliates, officers, agents and employees, from and against any and all claims and liabilities of any type whatsoever, including, without limitation, damage to or loss of any property (including such Aircraft) or injuries to or death of any person whomsoever arising prior to such Closing, arising out of or connected in any way with (i) Data provided hereunder, or the condition, operation or maintenance of such Aircraft, or (ii) the ownership, use, condition, operation, maintenance and disposition by Owner Participant, its successors, assigns or agents of such Aircraft or its related Data sold or furnished hereunder, in each case, other than claims or liabilities arising solely by virtue of the gross negligence or willful misconduct of the party to be so indemnified.

         10.      TAXES.

                  Any and all taxes, duties, imposts, levies, surcharges, and other like charges ("Taxes") whatsoever arising out of the sale, use, ownership, import, export, transfer, delivery or possession by Seller and/or Owner Participant of any Aircraft pursuant to this Agreement which may be imposed by any government or agency or subdivision thereof (but excluding therefrom any Taxes arising or imposed with respect to the gross or net income of Seller or the Owner Participant) shall be the sole responsibility and liability of Buyer. If any such charge shall be made directly upon Seller and/or Owner Participant, Buyer shall pay to Seller and/or Owner Participant upon demand the amount of any such charge (together with interest and penalties thereon, if any) required to be paid by Seller and/or Owner Participant as a result thereof.

         11. EXCUSABLE DELAY, DAMAGE TO OR DESTRUCTION OF ANY AIRCRAFT.

                  (A) Neither Seller nor Owner Participant shall be liable for any failure or delay in performing its obligations hereunder occasioned by any of the following causes: any action by the Buyer; act of God or the public enemy; civil war, insurrections, riots, terrorist activity, or criminal acts by third parties; fires, floods, explosions, storms, earthquakes, serious accidents, epidemics, or quarantine restrictions; any act of any government or governmental entity, governmental priorities, allocation regulations or orders affecting materials, facilities, or any Aircraft; strikes or other labor difficulties causing cessation, slowdown or interruption of work; inability after due and timely diligence to procure releases, materials, accessories, equipment or parts; or any other cause beyond the control of Seller; provided, however, that in the event of any such failure or delay, Seller will use its best efforts to remedy such failure or delay so as to permit it to perform hereunder. UNDER NO CIRCUMSTANCE SHALL SELLER AND/OR OWNER PARTICIPANT BE LIABLE FOR LOSS OF USE OR INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF ANY DELAY, EXCUSABLE OR INEXCUSABLE, AND BUYER HEREBY WAIVES ANY RIGHT TO SUCH DAMAGES.

                  (B) If any Aircraft is lost or destroyed prior to the Closing relating thereto, the parties shall have no other or further liability to each other with respect to such Aircraft. "Lost or destroyed" shall include any Aircraft being unavailable to Seller and/or Owner Participant for an indefinite period for any reason beyond Seller's and/or Owner Participant's control.


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                  (C) Except as otherwise provided in this Agreement, neither
Seller nor Owner Participant shall have any duty to repair any Aircraft or replace components under any circumstances. If any Aircraft is damaged after execution of this Agreement but prior to its Delivery, Seller shall determine, at its sole discretion, if it is economically feasible to repair such Aircraft. Seller shall promptly notify Buyer of its decision. If Seller determines to repair any Aircraft, the time reasonably required to make such repairs shall be deemed excusable under this Agreement, and Buyer shall thereafter perform an Inspection of such Aircraft at its own expense to determine that such Aircraft is then reasonably satisfactory to Buyer. If Seller elects not to repair such Aircraft, then the parties shall have no other or further liability to each other hereunder.

         12. ASSIGNMENT OF WARRANTIES.

                  To the extent that any manufacturer's warranties or service plans, are still in effect with respect to any Aircraft (other than warranties which by their terms are unassignable), Seller, at Delivery, will take such reasonable actions as Buyer may reasonably request to assist Buyer in maintaining continuity of such warranties and service plans.

         13.      INSURANCE.

                  (A) Buyer shall procure and keep in force policies of comprehensive general liability insurance for each Aircraft and its operation and maintenance. Such policies shall be endorsed to cover contractual liability hereunder including, without limitation, the indemnity and hold harmless obligations of Buyer to Seller and Owner Participant and the other persons and entities under this Agreement. Such policies shall contain customary clauses providing thirty (30) days notice to Seller of cancellation or modification. All such insurance shall be from insurers reasonably acceptable to Seller and Owner Participant and shall be in amounts reasonably acceptable to Seller and Owner Participant. Such coverage shall be maintained in effect for a period of at least one (1) year after Delivery of such Aircraft.

                  (B) Buyer will furnish Seller certificates evidencing such insurance prior to Delivery of each Aircraft hereunder. Buyer will furnish Seller certificates evidencing any modification or replacement of coverage before such modification or replacement takes effect.

         14.      ASSIGNMENT.

                  Seller may at any time assign or transfer all or any of the rights, benefits and advantages of Seller hereunder, including the rights to receive any payment hereunder, to any qualified intermediary for the purpose of accomplishing a like-kind exchange of Seller's interest in any Aircraft for federal income tax purposes. Any such assignment or transfer shall be subject to this Agreement and the rights and interests of Buyer hereunder, and Buyer agrees to execute such documents as Seller may reasonably request to accomplish the purpose of such assignment at Seller's expense. Other than as set forth above, no assignment of this Agreement or any right or obligation hereunder may be made by Buyer or Seller (or any permitted assignee of Seller) without the prior written consent of the other party.

         15.      NOTICES.

                  Notices under this Agreement shall be addressed as provided by this paragraph and shall be sent by mail, telegram, telex, telefax, or any other written means. Notice shall be deemed to have been properly given three (3) days after such notice is deposited in the mail with sufficient postage, or immediately after such notice is deposited with any telegraphic or cable agency for immediate transmission, or is electronically transmitted.


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                  Seller's Address:

                  Wachovia Bank, National Association, as Trustee
                  920 King Street, Suite 102
                  Wilmington, Delaware 19801
                  Attn: Robert Sutton
                  Fax: (302) 888-7894
                  Telephone: (302) 888-7539

                  Buyer's Address:

                  OLSF, L.L.C.
                  c/o GA Telesis Turbine Technologies, L.L.C.
                  13000 NW 45th Avenue
                  Opa Locka, FL 33054
                  Attn: Abdol Moabery
                  Fax: (305) 769-5989
                  Telephone: (305) 769-5992

                  Owner Participant's Address:

                  Airlease Ltd.
                  c/o Airlease Management Services, Inc.
                  c/o Banc of America Leasing & Capital, LLC
                  555 California Street, 4th Floor
                  San Francisco, CA 94104
                  Attn: Jad Mansour
                  Fax: (415) 765-1817
                  Telephone: (415) 765-1848

         16. GOVERNING LAW.

                  This Agreement shall be governed by the internal laws of the State of New York. The parties unconditionally and irrevocably submit to the jurisdiction of the state and federal courts sitting in the State of New York for any and all matters pertaining to the parties' rights and obligations under this Agreement. Should legal action be required to enforce any provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and costs.

         17.       EXPENSES.

                  Buyer and Seller hereby agree that each shall be responsible for its own costs and expenses incurred in negotiating, documenting and closing the transaction contemplated by this Agreement and any other documents or instruments related to this Agreement and/or the transaction hereunder; PROVIDED that Owner Participant shall pay all reasonable costs and expenses incurred by Seller (including, without limitation, costs and fees of Seller's legal counsel, Morris, James, Hitchens & Williams LLP) and an administrative fee of $500.00 concurrent with each Closing. Buyer shall pay all fees, costs and expenses of

Crowe & Dunlevy with respect to each Aircraft, other than those fees, costs and expenses associated with lien searches for each Aircraft. Owner Participant shall pay all fees, costs and expenses of Crowe & Dunlevy for lien searches respecting each Aircraft, including the update to the respective lien search for the applicable Aircraft at the Second Closing and the Third Closing in accordance with Section 4(E) hereof.

         18.      CONFIDENTIALITY.

                  Each of the parties hereto agrees to maintain the confidentiality of the terms, conditions and contents of this Agreement and any related documents hereto and the transactions contemplated hereunder (the "Information"), except that such Information may be disclosed: (a) by the parties hereto to their respective affiliates, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons and/or entities to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; or (d) to any other party to this Agreement or any other related document. Any person or entity required to maintain the confidentiality of Information as provided in this section shall be considered to have complied with its obligation to do so if such person or entity has exercised the same degree of care to maintain the confidentiality of such Information as such person or entity would accord to its own confidential information.

         19.      SEVERABILITY OF PROVISIONS.

                  Any provision of this Agreement unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         20.      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDMENITIES.

                  All representations, warranties and indemnities made hereunder shall survive the execution and delivery hereof. Such representations, warranties and indemnities have been or will be relied upon by the applicable parties hereto, and shall continue in full force and effect as long as any obligation hereunder shall remain outstanding.

         21.      FURTHER ASSURANCES.

                  Each party to this Agreement shall perform any further acts and execute and deliver any additional documents that may be reasonably necessary to carry out the provisions of this Agreement.

         22.      COUNTERPARTS.

                  This Agreement may be executed in any number of counterparts (including by telefacsimile transmission), which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective permitted successors and assigns.

         23.      ENTIRE AGREEMENT.

                  This Agreement supersedes all previous discussions, negotiations, and communications, and constitutes the entire agreement between the parties. This Agreement may only be supplemented or amended by a written instrument executed on behalf of the parties by their duly authorized representatives.





                       [SIGNATURES ON THE FOLLOWING PAGE]

BUYER:

OLSF, L.L.C.

By:      GA TELESIS TURBINE TECHNOLOGIES, L.L.C.
Title:   Member

         By:      _________________________
         Name:    _________________________
         Title:   _________________________


SELLER:

WACHOVIA BANK, NATIONAL ASSOCIATION,
NOT IN ITS INDIVIDUAL CAPACITY, BUT SOLELY IN ITS
CAPACITY AS TRUSTEE UNDER THAT CERTAIN TRUST
AGREEMENT, DATED JULY 10, 1986 (AS AMENDED,
MODIFIED AND/OR SUPPLEMENTED FROM TIME TO TIME),
ORIGINALLY ENTERED INTO AMONG AIRLEASE LTD, AS
OWNER PARTICIPANT, MERIDIAN TRUST COMPANY, AS
TRUSTEE, AND AIRLEASE MANAGEMENT SERVICES, INC., AS
AGENT


         By:      _________________________

         Name:    _________________________

         Title:   _________________________


OWNER PARTICIPANT:


AIRLEASE LTD.

By:      Airlease Management Services, Inc.
Title:   General Partner

         By:      ______________________________
         Name:    ______________________________
         Title:   ______________________________

                                                                Exhibit A
                                                                   To
                                                        Aircraft Sales Agreement


                             DESCRIPTION OF AIRCRAFT


AIRCRAFT ONE:


         1. One McDonnell Douglas Model DC-9-Series 80 aircraft bearing manufacturer's serial number 48042 and FAA Registration No. N810US;

         2. Together with two Pratt & Whitney Model JTD8-217 Turbofan engines installed thereon, bearing manufacturer's serial numbers P708110D and P708108D, respectively; and

         3. Together with all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment or property incorporated, installed in or attached to said aircraft and engines.

AIRCRAFT TWO:


         1. One McDonnell Douglas Model DC-9-Series 80 aircraft bearing manufacturer's serial number 48040 and FAA Registration No. N808US;

         2. Together with two Pratt & Whitney Model JTD8-217 Turbofan engines installed thereon, bearing manufacturer's serial numbers P708114D and P708109D, respectively; and

         3. Together with all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment or property incorporated, installed in or attached to said aircraft and engines.

AIRCRAFT THREE:


         1. One McDonnell Douglas Model DC-9-Series 80 aircraft bearing manufacturer's serial number 48041 and FAA Registration No. N809US;

         2. Together with two Pratt & Whitney Model JTD8-217 Turbofan engines installed thereon, bearing manufacturer's serial numbers P708117D and P708118D, respectively; and

         3. Together with all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment or property incorporated, installed in or attached to said aircraft and engines.


                                      A-1